EXHIBIT 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-155659) and related Prospectus of National Coal Corp. for the registration of up to 1,638,125 shares of its common stock and to the incorporation by reference therein of our reports dated March 30, 2009, with respect to the consolidated financial statements of National Coal Corp. and National Coal Corp.'s management assessment of the effectiveness of internal control over financial reporting, included in the Annual Report (Form 10-K/A) for the year ended December 31, 2008 filed with the Securities and Exchange Commission.


/S/ ERNST & YOUNG LLP
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Ernst & Young LLP

Nashville, Tennessee
March 30, 2009